Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EDWARDS LIFESCIENCES CORPORATION

(“Purchaser”)

EDWARDS ACQUISITION, INC.

(“Merger Sub”)

and

PERCUTANEOUS VALVE TECHNOLOGIES, INC.

(the “Company”)

DATED AS OF DECEMBER 12, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	Merger
1.2	Effective Time
1.3	Merger Consideration
1.4	Contingent Payments
1.5	Closing Cash Balance
1.6	Date, Time and Place of Closing
1.7	Effects of the Merger
1.8	Certificate of Incorporation and Bylaws
1.9	Directors and Officers
1.10	Effect on Capital Stock; Treatment of Stock Options and Warrants
1.11	Exchange Procedures
1.11	Lost Certificates
1.13	Dissenting Shares
1.14	No Liability Under Abandoned Property Laws

ARTICLE II REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY AND ITS SUBSIDIARIES
2.1	Organization and Qualification
2.2	Capitalization
2.3	Authority Relative to this Agreement
2.4	Subsidiaries
2.5	Absence of Certain Changes
2.6	Financial Statements
2.7	Absence of Undisclosed Liabilities
2.8	Consents and Approvals; No Violation
2.9	Employment and Similar Agreements
2.10	Litigation
2.11	Taxes
2.12	ERISA Plans
2.13	Contracts
2.14	Patents, Marks, Trade Secrets, Copyrights and Registrations
2.15	Marketing Rights
2.16	Related-Party Transactions
2.17	Properties; Encumbrances
2.18	Real Property
2.19	Permits; Compliance with Applicable Laws
2.20	Insurance
2.21	Environmental Liability
2.22	Minute Books and Stock Records
2.23	No Termination of Business Relationship
2.24	Voting Agreements

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2.25	No Brokers or Finders
2.26	Full Disclosure

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
3.1	Organization
3.2	Authority Relative to this Agreement
3.3	Consent and Approvals; No Violation
3.4	No Brokers or Finders
3.5	Full Disclosure

ARTICLE IV CONDUCT OF BUSINESS BY THE COMPANY AND ITS SUBSIDIARIES PRIOR TO CLOSING
4.1	Ordinary Course
4.2	Dividends; Changes in Capital Stock
4.3	Issuance or Repurchase of Securities
4.4	Governing Documents
4.5	No Acquisitions
4.6	Indebtedness
4.7	Employees
4.8	Benefit Plans
4.9	Cash Distribution
4.10	Additional Matters

ARTICLE V ADDITIONAL COVENANTS
5.1	Access to Information
5.2	Governmental Filings
5.3	Certain Defaults; Notices
5.4	Confidentiality; Communications
5.5	Expenses
5.6	Additional Actions
5.7	Third-Party Offers
5.8	Stockholder Approval; Superior Proposals
5.9	Milestones
5.10	Certain Indemnification

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES
6.1	Conditions to the Obligations of Purchaser, Merger Sub and the Company
6.2	Further Conditions to the Obligations of Purchaser and Merger Sub
6.3	Further Conditions to the Obligations of the Company

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
7.1	Termination
7.2	Effect of Termination

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7.3	Fees and Expenses
7.4	Amendment
7.5	Extension; Waiver

ARTICLE VIII SURVIVAL; INDEMNIFICATION
8.1	Survival of Representations and Warranties
8.2	Indemnification
8.3	Right to Offset
8.4	Claims Upon Contingent Payments; Objection to Claims

ARTICLE IX DEFINITIONS

ARTICLE X GENERAL PROVISIONS
10.1	Notices
10.2	Interpretation
10.3	Counterparts
10.4	Integration
10.5	Governing Law
10.6	Assignment
10.7	Severability; Validity
10.8	Attorneys’ Fees
10.9	No Third Party Beneficiaries
10.10	Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of December 12, 2003 (the “Effective Date”) by and among Edwards Lifesciences Corporation, a Delaware corporation (“Purchaser”), Edwards Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), and Percutaneous Valve Technologies, Inc., a Delaware corporation (the “Company”).  Certain additional capitalized terms used herein are defined in Article IX of this Agreement.

RECITALS

WHEREAS, Merger Sub was incorporated for the sole purpose of entering into the transactions contemplated by this Agreement; and

WHEREAS, the respective boards of directors of Purchaser, Merger Sub and the Company have determined that the Merger (as defined in Section 1.1) is fair and in the best interests of their respective stockholders, and have approved the Merger in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

1.2                                 Effective Time.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by (i) filing pursuant to the DGCL a Certificate of Merger substantially in the form of Exhibit A (the “Certificate of Merger“) duly executed and acknowledged by Merger Sub and the Company, and (ii) making all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or such later time upon which Purchaser and the Company may agree and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time“).

1.3                                 Merger Consideration.  The aggregate maximum consideration to be paid by Purchaser to Sellers for all outstanding Capital Stock shall be $125,453,380 in cash (the “Closing

Payment”), as determined in accordance with Section 1.5, and increased to the extent applicable by the Contingent Payments, if any, as determined in accordance with Section 1.4 (collectively, the “Merger Consideration”).

1.4                                 Contingent Payments.  Purchaser shall pay to the Sellers (to be paid ratably in accordance with each Seller’s Pro Rata Share) the following payments (each a “Contingent Payment” and collectively, the “Contingent Payments”) if the Company meets the requirements described in Schedule 1.4:

(a)                                  The first Contingent Payment (“First Contingent Payment”) in the amount of $10,000,000 shall be earned if on or before the third anniversary of the Closing Date the Company has achieved Milestone #1, as set forth in Schedule 1.4.

(b)                                 The second Contingent Payment (“Second Contingent Payment”) in the amount of $10,000,000 shall be earned if on or before the third anniversary of the Closing Date the Company has achieved Milestone #2, as set forth in Schedule 1.4.

(c)                                  The third Contingent Payment (“Third Contingent Payment”) in the amount of $10,000,000 shall be earned if on or before the third anniversary of the Closing Date the Company has achieved Milestone #3, as set forth in Schedule 1.4.

Sellers’ Agent shall provide written notice to Purchaser at such time as Sellers’ Agent believes that a Milestone has been achieved.  The First Contingent Payment, Second Contingent Payment and Third Contingent Payment shall be payable, subject to Section 8.3, within 30 days after the date that the Company has achieved the applicable Milestone set forth in Schedule 1.4 and Sellers’ Agent has provided written notice to Purchaser to such effect.  If within 30 days after the date of such written notice, Purchaser has not paid to Sellers the applicable Contingent Payment, either Purchaser or Sellers’ Agent can submit a request for binding arbitration, pursuant to Section 10.5(d), to determine whether such Milestone has been achieved.

1.5                                 Closing Cash Balance.  On the Closing Date, the Company shall deliver to Purchaser a statement, setting forth the closing consolidated cash balance (including cash and cash equivalents) of the Company and its Subsidiaries as of the Closing Date, as prepared in accordance with GAAP (the “Closing Cash Balance”).  The Closing Cash Balance shall be equal to at least the amount set forth in Section 4.9.

1.6                                 Date, Time and Place of Closing.  Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Morea & Schwartz, P.C., 120 Broadway, New York, New York 10271 (“Morea & Schwartz”) as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI by the party or parties entitled to waive the same, or such other date and time as may be mutually agreed upon by the parties (the “Closing Date”).  All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

1.7                                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all Liabilities of the Company and Merger Sub shall become the Liabilities of the Surviving Corporation.

1.8                                 Certificate of Incorporation and Bylaws.  The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law; provided that Article One of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:  “The name of the corporation is Percutaneous Valve Technologies, Inc.”  The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

1.9                                 Directors and Officers.

(a)                                  Directors.  The directors of Merger Sub at the Effective Time shall serve as the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of such director’s resignation or removal or such director’s successor is duly elected or appointed and qualified.

(b)                                 Officers.  The officers of the Company at the Effective Time, together with any other persons designated by Purchaser, shall serve as the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of such officer’s resignation or removal or until such officer’s successor is duly elected or appointed and qualified.

1.10                           Effect on Capital Stock; Treatment of Stock Options and Warrants.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holder of any Capital Stock of the Company, the following shall occur:

(a)                                  Common Stock and Preferred Stock.  Subject to Section 1.13, each share of Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Purchaser, upon surrender of the Certificate representing such share of Capital Stock in accordance with Section 1.11, the Merger Consideration as follows:

(i)                                     upon the later of the surrender of the Certificate representing such share of Capital Stock and the Closing Date:

(A)                              each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to such portion of the Closing Payment that a holder of Common Stock is entitled to receive for such share of Common Stock pursuant to Article Four, Section 4 of the Amended and Restated Certificate (the “Common Stock Merger Consideration”);

(B)                                each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to such portion of the Closing Payment that a holder of Series A

Preferred Stock is entitled to receive for such share of Series A Preferred Stock pursuant to Article Four, Section 4 of the Amended and Restated Certificate (the “Series A Merger Consideration”);

(C)                                each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to such portion of the Closing Payment that a holder of Series B Preferred Stock is entitled to receive for such share of Series B Preferred Stock pursuant to Article Four, Section Four of the Amended and Restated Certificate (the “Series B Merger Consideration”);

(D)                               each share of Common Stock or Preferred Stock owned by Purchaser, Merger Sub or the Company prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration with respect thereto; and

(E)                                 each share of common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  From and after the Effective Time, each stock certificate formerly representing shares of common stock of Merger Sub shall be deemed to represent an equivalent number of shares of common stock of the Surviving Corporation; and

(ii)                                  such Seller’s Pro Rata Share of any Contingent Payments.

(b)                                 Stock Options; Warrants.  The Company shall waive, accelerate or cause the termination of, prior to the Effective Time, any vesting provisions on all outstanding Stock Options or Warrants.  The Company shall take all actions necessary to provide for an exercise period after the date hereof with respect to all outstanding Stock Options and Warrants which exercise period shall terminate at least three Business Days prior to the Closing Date.  Thereafter, effective as of the Effective Time, the Company shall take all actions necessary to terminate any unexercised Stock Options, any Warrants, the Stock Option Plan and the Warrant Agreements.  At and after the Effective Time, no Person shall have any right under the Stock Option Plan or the Warrant Agreements with respect to any Capital Stock or any equity securities of the Subsidiaries.

1.11                           Exchange Procedures.  Each Seller must deliver to Purchaser a duly executed letter of transmittal (which shall specify that delivery shall be effected and title to the Certificates shall pass only upon delivery of the Certificates to Purchaser and shall be in such form and have such other provisions as Purchaser may reasonably specify), and a Certificate representing shares of Capital Stock, to be entitled to receive the payment pursuant to Section 1.10(a)(i), and the Certificate so surrendered shall forthwith be canceled.

No interest will be paid or accrued on the cash payable under the surrender of the Certificates.  If the payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, and (b) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

1.12                           Lost Certificates.  In the event that any Certificate representing shares of Capital Stock shall have been lost, stolen or destroyed, Purchaser shall issue in exchange therefor, upon the making of an affidavit of that fact in a form satisfactory to Purchaser by the holder thereof, such payment as may be required pursuant to the provisions of Section 1.10(a)(i); provided, however, that Purchaser may, in its sole discretion, require the purported owner of such lost, stolen or destroyed Certificate to deliver a bond or indemnity (at such owner’s sole cost and expense) in such sum as Purchaser may reasonably direct.

1.13                           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL or any successor provision (the “Dissenting Shares”), will not be converted into the right to receive their respective portion of the Merger Consideration, but the holders of such Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his or her right to appraisal and payment under the DGCL, each share of Common Stock or Preferred Stock held by such holder will thereupon be deemed to have been converted as of the Effective Time into the right to receive their respective portion of the Merger Consideration, without any interest thereon, upon the surrender of the Certificate representing such Common Stock or Preferred Stock, pursuant to Section 1.11, and such shares will not be deemed to be Dissenting Shares.  The Company will give Purchaser (i) prompt notice of any written notices or demands for appraisal of Common Stock or Preferred Stock received by the Company, and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices.  The Company will not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

1.14                           No Liability Under Abandoned Property Laws.  Notwithstanding any other provision in this Article I, the Surviving Corporation will not be liable to any holder of Capital Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY AND ITS SUBSIDIARIES

Except as set forth in the Disclosure Schedule, the Company represents and warrants to Purchaser and Merger Sub, as follows:

2.1                                 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Company and its Subsidiaries has all requisite corporate power and authority to own and lease its properties and assets, to conduct its businesses as presently being conducted and as proposed to be conducted by it.  Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Purchaser a true, complete and correct copy of the Amended and Restated Certificate and Bylaws and a true, complete and correct copy of each Subsidiary’s charter documents, and all such documents, as so delivered, remain in full force and effect.

2.2                                 Capitalization.

(a)                                  Schedule 2.2 sets forth the capitalization of the Company.  The authorized capital stock of the Company consists of:

(i)                                     30,000,000 shares of Common Stock, of which 5,568,703 shares are issued and outstanding on the date hereof, and

(ii)                                  7,430,135 shares of Preferred Stock, of which (A) 3,531,695 shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding on the date hereof, and (B) 3,898,440 have been designated Series B Preferred Stock, all of which shares are issued and outstanding on the date hereof.  The rights and privileges of the Series A Preferred Stock and Series B Preferred Stock are as set forth in the Amended and Restated Certificate.

(b)                                 All shares of Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, were issued in accordance with the registration and qualification provisions of the Securities Act and all relevant state securities laws or pursuant to valid exemptions therefrom, and were not issued in violation of any preemptive rights.  A true and complete list of the holders of all issued and outstanding Capital Stock on the date hereof, including the number of securities owned by each beneficial owner and holder of record, is set forth in Schedule 2.2.  Except as set forth on Schedule 2.2, there is no outstanding Capital Stock on the date hereof.

(c)                                  Except as set forth in Schedule 2.2(c), no stockholder of the Company or any other Person is entitled to any preemptive rights or rights of first refusal with respect to the purchase or sale of any Capital Stock, Warrants or Stock Options.  Except as set forth in Schedule 2.2(c), there are no outstanding stock options, warrants or other rights, commitments or other Contracts to which the Company or its Subsidiaries is a party or by which they are bound, to purchase, sell, redeem, issue, exchange or otherwise acquire any Capital Stock or any security directly or indirectly convertible into or exchangeable or exercisable for any Capital Stock, except for (i) Stock Options to purchase 2,100,000 shares of Common Stock outstanding as of the date hereof, (ii) 7,430,135 shares of Preferred Stock outstanding as of the date hereof, and (iii) Warrants to purchase 446,500 shares of Common Stock as of the date hereof.

(d)                                 Schedule 2.2(d) accurately sets forth, with respect to each Stock Option or Warrant to purchase shares of Common Stock that is outstanding as of the date of this Agreement:

(i)                                     the name of the record and beneficial holder of such Stock Option or Warrant and the total number of shares of Common Stock that are subject to such Stock Option or Warrant;

(ii)                                  the date on which such Stock Option or Warrant was issued and the term of such Stock Option or Warrant; and

(iii)                               the exercise or purchase price per share of Common Stock underlying each such Stock Option or Warrant.

The Company has delivered, or will deliver prior to the Closing Date, to Purchaser accurate and complete copies of each Contract pursuant to which a Stock Option or Warrant is outstanding.

(e)                                  Indebtedness.  The Company and its Subsidiaries have no authorized or issued debt securities or other instruments of indebtedness outstanding.

2.3                                 Authority Relative to this Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company, have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company or, except for the Stockholder Approval, its stockholders are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.

2.4                                 Subsidiaries.  Except as otherwise set forth in Schedule 2.4, the Company does not own or control, directly or indirectly, any interest in, any other corporation, partnership, limited liability company, association, trust or other Person.  The Company is the sole stockholder, and directly owns all of the outstanding capital stock, of each Person listed on Schedule 2.4, free and clear of any and all Encumbrances.

2.5                                 Absence of Certain Changes.  Except as set forth on Schedule 2.5, the Company and its Subsidiaries, since December 31, 2002, have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and, since such date, there has not been (a) any event that has resulted in or would reasonably be expected to have a Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Capital Stock; (c) any material change by the Company or its Subsidiaries in accounting principles, practices or methods; (d) any material asset of the Company or its Subsidiaries sold or disposed of, mortgaged, pledged or subjected to any Encumbrance; (e) any increase in excess of $25,000 in the compensation payable or which could become payable by the Company or its Subsidiaries to its directors, officers or employees; (f) any capital expenditures or commitment by the Company or its Subsidiaries in excess of $25,000 or any acquisition, sale, license or lease of any material asset of the Company or its Subsidiaries; (g) any amendment by the Company or its Subsidiaries of any Benefit Plan; (h) any incurrence or assumption of indebtedness in excess of $50,000 or incurrence or assumption of any guarantee by the Company or any of its Subsidiaries; (i) any waiver by the Company or its Subsidiaries of any right or rights of material value or any payment, direct or indirect, of any material debt or other Liability; (j) any change in or amendment to the Amended and Restated Certificate or Bylaws; (k) any execution and delivery of any Contract material to the Company, its Subsidiaries, or any amendment, termination or violation of, or default under, any such Contract; or (l) any material damage of property belonging to the Company or any of its Subsidiaries, whether or not covered by insurance.

2.6                                 Financial Statements.  The audited consolidated balance sheet and related consolidated statements of income and cash flows for the Company and its Subsidiaries as of and for the year ended December 31, 2002 (the “2002 Financial Statements”) are attached hereto as Schedule 2.6.  The 2002 Financial Statements have been prepared in accordance with GAAP, and present fairly the consolidated financial position of the Company and its Subsidiaries as of the end of such fiscal year and the consolidated results of operations and cash flows for such fiscal year in conformity with GAAP (except as may be noted therein).  The interim consolidated financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2003 (also attached hereto as Schedule 2.6) have been prepared in accordance with GAAP (except as may be noted therein) applied on a basis consistent with the 2002 Financial Statements, and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the end of such nine-month period.  The interim financial statements for the nine months ended September 30, 2003 are referred to herein as the “Interim Financial Statements” and the 2002 Financial Statements and Interim Financial Statements are collectively referred to herein as the “Financial Statements.”

2.7                                 Absence of Undisclosed Liabilities.  Except as disclosed on Schedule 2.7 and to the extent reserved against or reflected in the consolidated balance sheets of the Company and its Subsidiaries included in the Interim Financial Statements, the Company and its Subsidiaries did not have, (i) at such date, any known Liabilities which were required by GAAP, consistently applied, to be reflected therein, (ii) since that date, the Company and its Subsidiaries have not incurred any Liabilities, except for such Liabilities incurred in the ordinary and usual course of business and consistent with past practice, which, had they been incurred prior to September 30, 2003, would have been required by GAAP, so applied, to have been reflected in such balance sheet (except as may be noted therein), or (iii) whether or not required by GAAP, any Liabilities in excess of $50,000.

2.8                                 Consents and Approvals; No Violation.  The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the performance by the Company and its Subsidiaries of their obligations hereunder will not:

(a)                                  conflict with any provision of the Amended and Restated Certificate or Bylaws or the charter documents of any of its Subsidiaries;

(b)                                 except as set forth in Schedule 2.8, require any material consent, waiver or approval of any non-governmental Third Party;

(c)                                  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Governmental Filings, including but not limited to any HSR Filings, and (ii) where the failure to obtain such consents, approvals, authorizations or permits or the failure to make such filings or notifications has not had and would not reasonably be expected to have a Material Adverse Effect;

(d)                                 Except as set forth in Schedule 2.8, conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any Material Contract or other Contract to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration or guaranteed payments) as to which requisite waivers or consents have been obtained or which, as to Contracts other than Material Contracts, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(e)                                  conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries; or

(f)                                    result in the creation of any Encumbrance upon the Capital Stock or assets of the Company or capital stock or assets of any of its Subsidiaries under any Contract to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their assets is bound.

2.9                                 Employment and Similar Agreements.  Except as set forth on Schedule 2.9, (a) there are no employment, severance, bonus, pension, profit-sharing, retirement allowance, severance pay, group insurance, stock purchase, stock option, stock appreciation right, deferred compensation or indemnification arrangements, agreements, understandings, plans or similar Contracts (collectively, “Benefit Plans”) between the Company or its Subsidiaries and any director, officer or employee thereof except those indemnification provisions set forth in the Amended and Restated Certificate and Bylaws and the charter documents of its Subsidiaries; (b) there are no officers or employees of the Company or its Subsidiaries whose employment is not terminable at the will of the Company or the applicable Subsidiary; (c) the Company or its Subsidiaries are not obligated to compensate any consultants pursuant to any Contract which is material to the Company and its Subsidiaries, taken as a whole; and (d) the Company or its Subsidiaries are not a party to, nor are they bound by, any collective bargaining agreement or other labor agreements.  True and complete copies of any Contracts, as amended to date, disclosed in Schedule 2.9, have been delivered or will be delivered to Purchaser by the Company prior to the Closing Date.

2.10                           Litigation.  There is no claim, action or proceeding pending or, to the knowledge of the Company, threatened against or relating to the Company or its Subsidiaries before any mediator, arbitrator or other Governmental Authority acting in an adjudicative capacity.  To the knowledge of the Company, there is no reasonable basis for a claim, action or proceeding against or relating to the Company or its Subsidiaries which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company, its Subsidiaries, nor any officer, director or employee of the Company or its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any mediator, arbitrator or any Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or its Subsidiaries.  There is no lawsuit, mediation, arbitration, proceeding, investigation by the Company or any of its Subsidiaries pending or threatened against any Person.  To the knowledge of the Company, except as set forth in Schedule 2.10, there is no lawsuit, mediation, arbitration, proceeding, investigation by any Person pending or threatened against the Company or any of its Subsidiaries.

2.11                           Taxes.  Except as set forth in Schedule 2.11:

(a)                                  The Company and its Subsidiaries have timely filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and including any amendment thereof (“Tax Returns”) that are required to be filed under federal, state, local or foreign law.  All such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid.  None of the Company or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by any authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries may be subject to taxation by that jurisdiction.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(b)                                 The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Third Party.

(c)                                  Neither the Company nor its Subsidiaries nor any director or officer (or employee or accountant responsible for Tax matters) of the Company or its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiaries either (i) claimed or raised by any Governmental Authority, or (ii) as to which the Company, its Subsidiaries or the directors or officers (or employees or accountants responsible for Tax matters) thereof has knowledge based upon personal contact or correspondence with any agent of such Governmental Authority.  The Company and its Subsidiaries have disclosed and provided to Purchaser all federal, state, local and foreign Tax Returns filed with respect to the Company and its Subsidiaries.  The Company has delivered to Purchasers correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries for the past three years.

(d)                                 Neither the Company nor its Subsidiaries have waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to the Company or its Subsidiaries.

(e)                                  Except as set forth in Schedule 2.11(e), neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

(f)                                    The Company and its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to any accuracy related understatement penalty pursuant to Code Section 6662.

(g)                                 Neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement.  Neither the Company nor its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)                                 Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction dispositions made on or prior to the Closing Date; or (iv) a prepaid amount received on or prior to the Closing Date.

(i)                                     Neither the Company nor any of its Subsidiaries is a real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)                                     No Tax Liability will be incurred by the Company or its Subsidiaries as a result of any Tax Returns that are required to be filed under federal, state, local or foreign law prior to the Closing Date, which would reasonably be expected to result in a Material Adverse Effect.

2.12                           ERISA Plans.  Neither the Company nor its Subsidiaries has any “Employee Benefit Plan” as such term is defined under ERISA.

2.13                           Contracts.

(a)                                  Schedule 2.13 sets forth a true and correct list of all:

(i)                                     Contracts that are material to the Company and its Subsidiaries, taken as a whole; and

(ii)                                  Contracts to which the Company or its Subsidiaries is a party, to which the Company or its Subsidiaries is subject or by which the Company or its Subsidiaries is bound, each with an annual cost to the Company or its Subsidiaries of more than $25,000:

(A)                              requiring future expenditures by the Company or its Subsidiaries in excess of $50,000 or which might result in payments to the Company or its Subsidiaries in excess of $50,000;

(B)                                limiting the freedom of the Company to engage in any line of business or compete with any Person;

(C)                                with any stockholder, officer or director of the Company, its Subsidiaries or any Affiliate;

(D)                               relating to Intellectual Property;

(E)                                 relating to Insurance Policies;

(F)                                 relating to any Leased Real Property;

(G)                                relating to any Benefit Plan;

(H)                               relating to the disposition or acquisition of any material assets of the Company or its Subsidiaries;

(I)                                    relating to the joint development of any products, services or processes; or

(J)                                   not terminable by the Company or its Subsidiaries on or prior to the first anniversary date of this Agreement without penalty.

All Contracts required to be listed on Schedule 2.13 are collectively referred to herein as “Material Contracts.”  True and complete copies of each written Material Contract (or, in the case of any oral Material Contracts, as described in written summaries thereof) have been or will be delivered to Purchaser by the Company prior to the Closing Date.

(b)                                 Except as set forth on Schedule 2.13:

(i)                                     each of the Material Contracts is a valid, binding and enforceable agreement of the Company or its applicable Subsidiary and the other parties thereto and will, subject to the satisfaction of the conditions in Article VI, continue to be valid, binding and enforceable immediately after the Effective Date;

(ii)                                  as of the date hereof, the Company and its applicable Subsidiaries have no reason to believe that they will not be able to fulfill in all material respects all of their respective obligations under the Material Contracts which remain to be performed after the date hereof;

(iii)                               there has not occurred any material default (or event which upon provision of notice or lapse of time or both would become such a default or right of termination) under any of the Material Contracts on the part of the Company or its Subsidiaries and, to the Company’s knowledge, (A) the other party thereto, and no such default, event or right shall occur as a result of the Merger, and (B) there is no event or basis for any such default; and

(iv)                              the Material Contracts listed on Schedule 2.13 are all of the Contracts that are material to the Company and its Subsidiaries, taken as a whole, or the Business.

2.14                           Patents, Marks, Trade Secrets, Copyrights and Registrations.

(a)                                  As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and published patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information or trade secrets, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) any other intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets (collectively, “Other Rights”).

As used herein, the term “Company Intellectual Property” means all Intellectual Property owned (in whole or in part) or licensed by the Company or its Subsidiaries used in or related to the Business (i) as currently conducted, or (ii) as reasonably anticipated to be conducted in the future by the Company and its Subsidiaries.

(b)                                 Schedule 2.14(b) sets forth an accurate and complete list of all Company Intellectual Property  (excluding Trade Secrets, non-material common law trademarks and Other Rights).

(c)                                  The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Company Intellectual Property and maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries.  Except as set forth in Schedule 2.14(c), neither the Company, its Subsidiaries nor any of their respective Representatives has disclosed, nor is the Company or any of its Subsidiaries under any Contract or other obligation to disclose, to another Person any of the Trade Secrets of the Company or its Subsidiaries, and to the knowledge of the Company, no Person has materially breached any such Contract.

(d)                                 Except as set forth in Schedule 2.14(d), the Company and its Subsidiaries own exclusively (i) all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Encumbrances, including any adverse ownership claims, or (ii) retain rights to the Company Intellectual Property pursuant to a valid and enforceable license granting rights sufficiently broad to permit the use thereof in connection with the conduct of the Business, and neither the Company nor any of its Subsidiaries or their respective employees or agents has received any notice or claim challenging the Company’s or any of its Subsidiaries’ ownership of or rights to the Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor, to the knowledge of the Company, is there a reasonable basis for any claim that the Company or its Subsidiaries do not so own or have a valid license to any of such Company Intellectual Property.

(e)                                  Except as set forth in Schedule 2.14(e), the Company Intellectual Property is valid, enforceable, and subsisting.  The Company or its Subsidiaries have not received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any Person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused.

(f)                                    Schedule 2.14(f)(1) sets forth a complete and accurate list of all Contracts currently in effect granting to the Company or its Subsidiaries any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in the Company’s or its Subsidiaries’ operations.  Except as set forth on Schedule 2.14(f)(2), there are no Contracts currently in effect under which the Company or its Subsidiaries license or grant any other rights under any Intellectual Property to another Person.

(g)                                 The Company Intellectual Property constitutes all the material Intellectual Property rights necessary for the conduct of the Business as it is (i) currently conducted and (ii) reasonably anticipated to be conducted in the future.

(h)                                 To the knowledge of the Company, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited or proposed to be commercially exploited by or for the Company or its Subsidiaries, nor any other activities or operations of the Company or its Subsidiaries, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any Third Party, and, except as set forth in Schedule 2.14(h), neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor.  No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company or its Subsidiaries.  To the knowledge of the Company, no Third Party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property.  To the knowledge of the Company, no product, technology, service or publication of the Company or its Subsidiaries violates any law or regulation.

(i)                                     To the knowledge of the Company, no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any Contract or subject to any judgment, decree or order of any mediator, arbitrator, Governmental Authority, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or its Subsidiaries or that would materially conflict with the Business as currently conducted and proposed to be conducted.

(j)                                     The Company and its Subsidiaries have and enforce a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or its Subsidiaries to enter into proprietary information, confidentiality and assignment agreements granting the Company or its Subsidiaries all right, title, and interest in Intellectual Property developed within the scope of their service or employment, including but not limited to all Patents, and all current and former employees (other than employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company and its Subsidiaries have executed such an agreement, copies of which shall be provided to Purchaser prior to the Closing Date.  Except as set forth in Schedule 2.14(j), no former or current stockholder, employee, director, officer or consultant of the Company or its Subsidiaries has, directly or indirectly, any participating interest in any Company Intellectual Property, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries deriving from oral or written licenses, technology agreements or other Contracts in any way related to the Company Intellectual Property.

2.15                           Marketing Rights.  Except as set forth on Schedule 2.15, neither the Company nor any of its Subsidiaries has granted rights to market, manufacture, assemble or sell its products (including products under development) to any other Person nor is bound by any Contract that affects the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

2.16                           Related-Party Transactions.  Except as expressly set forth on Schedule 2.9 and Schedule 2.16, the Company or its Subsidiaries have no agreements or contracts, or any material commitments or arrangements with any current or former officer, director, manager, employee, stockholder or Affiliate of the Company or any of its Subsidiaries or any Seller.

2.17                           Properties; Encumbrances.  Except for statutory mechanics’ and materialmens’ liens and Encumbrances for current Taxes not yet delinquent, the Company or its Subsidiaries has good and valid title to, free and clear of any Encumbrances, all of their respective tangible and intangible property, real and personal, whether or not reflected in the Interim Financial Statements (except property sold or disposed of in the ordinary course of business since September 30, 2003) and all such property acquired since such date that is necessary to conduct its businesses as they are now being conducted.  All such properties are adequate for the conduct of the Business as currently conducted and as proposed to be conducted by the Surviving Corporation.  All plants, structures and equipment owned or leased by the Company or its Subsidiaries and material to the operation of the Business are in satisfactory condition and repair for the requirements of the Business as now being conducted.  There are no proceedings affecting any of such properties pending or to the knowledge of the Company, threatened which may reasonably be expected to curtail, materially and adversely, the use of such property for the purpose for which it was acquired or the purpose for which it is now used.

2.18                           Real Property.  Neither the Company nor any of its Subsidiaries owns nor have they ever owned any real property.  Schedule 2.18 lists each lease of real property under which the Company or any of its Subsidiaries is a current of former lessee, lessor, sublessee or sublessor, as so designated therein (the “Leased Real Property”).  Except as indicated in Schedule 2.18, all leases, easements and other real property interests held by the Company or its Subsidiaries are valid and subsisting and the Company or its Subsidiaries, as the case may be, are not in default thereunder.

2.19                           Permits; Compliance with Applicable Laws.

(a)                                  The Company and its Subsidiaries are in possession, and have at all times held, all material approvals, permits, franchises, licenses and governmental authorizations from all Governmental Authorities under statutes and regulations relating to the environment, workplace health and safety and with respect to the operation of the Business, necessary for the lawful conduct of the Company’s business and operations, as then and now conducted.  There are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits, franchises, licenses and governmental authorizations, except for those that would not reasonably be expected to have a Material Adverse Effect.  The Company has no knowledge of any fact or condition which might reasonably be expected to give rise to any such action, proceeding or investigation.

(b)                                 The Company’s business and operations have not been and are not being, and the Company or its Subsidiaries have not received any notice from any Governmental Authority or other Person that the Company’s business and operations have been or are being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to (a) Environmental Laws, (b) the testing or provision of medical supplies and services, or (c) occupational health, fire, safety, zoning, environmental, building, city planning or similar laws, in each case which have had or would reasonably be expected to have a Material Adverse Effect.

2.20                           Insurance.

(a)                                  Schedule 2.20(a) sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company or its Subsidiaries pertaining to the Company’ s business and operations (the “Insurance Policies”).  The Company and its Subsidiaries maintain, with responsible insurance carriers, directors and officers liability, product liability, property, general liability and workers’ compensation insurance.  Such policies and binders are in full force and effect and, except as otherwise set forth on Schedule 2.20(a), such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past three years.  True and correct copies of all such policies have been made available to Purchaser for its inspection.  Neither the Company nor its Subsidiaries are in default under any of such policies or binders, and to the knowledge of the Company, none of them have failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

(b)                                 Schedule 2.20(b)(i) contains a listing of all material claims made or otherwise asserted or currently pending by the Company or its Subsidiaries against any Insurance Policy (or any prior insurance policy).  Except as set forth in Schedule 2.20(b)(ii), (i) the insurance coverage provided by any of the Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries have received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy; and (iii) to the knowledge of the Company, there is no basis for any claim against any Insurance Policy that has not been made or asserted and listed in Schedule 2.20(b)(i).

2.21                           Environmental Liability.

(a)                                  The business and operations of the Company and its Subsidiaries have at all times been and are currently being operated in material compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, but not limited to, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and federal or state medical waste laws, each as amended (collectively, “Environmental Laws”).

(b)                                 The Company or its Subsidiaries have not caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in compliance with all Environmental Laws.

(c)                                  The Company or its Subsidiaries have not received any written notice or, to the knowledge of the Company, any other communication, from any Governmental Authority or other Person alleging or concerning any violation by the Company or its Subsidiaries of, or responsibility or Liability of the Company or its Subsidiaries under, any Environmental Law.  There are no pending, or to the knowledge of the Company, threatened, claims, suits, proceedings or investigations with respect to the business or operations of the Company or its Subsidiaries alleging or concerning any violation of or responsibility or Liability under any Environmental Law, nor does the Company have any knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

2.22                           Minute Books and Stock Records.  The Company has delivered or will deliver to Purchaser prior to the Closing Date, true and correct copies of (a) the minute books of the Company and each of its Subsidiaries, which contain, in each case, complete and correct records of all meetings of the Board of Directors of the Company or its Subsidiaries, as applicable, and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Board of Directors and committees thereof and its stockholders since the date of incorporation and reflect accurately in all material respects all actions by such directors and committees and the stockholders thereof with respect to all transactions referred to in such minutes, and (b) each of the stock record books and other records of the Company and its Subsidiaries in each case, which contain complete and correct records of all stock transactions with respect to any Capital Stock or any securities of its Subsidiaries.

2.23                           No Termination of Business Relationship.  None of the suppliers with which the Company or its Subsidiaries have a material business relationship has given notice of an intention to cancel, fail to renew or otherwise terminate or materially impair such business relationship with such entity and the Company has no knowledge of any event (including without limitation as a result of the transactions contemplated hereby) which would precipitate the impairment, cancellation or termination of, or the failure to renew, or entitle any such supplier to terminate, such a business relationship.

2.24                           Voting Agreements.  Except as set forth in Schedule 2.24, neither the Company nor any of its Subsidiaries is a party to or subject to any proxy, agreement or other Contract and there is, to the Company’s knowledge, no proxy, agreement or other Contract between any other Persons, that affects or relates to the voting or giving of written consents with respect to any security of the Company or its Subsidiaries or the voting by a director of the Company or its Subsidiaries.

2.25                           No Brokers or Finders.  No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, the Company or any of its Subsidiaries or their Representatives, or, to the knowledge of the Company, any of the Sellers or their Representatives, in connection with this Agreement or the transactions contemplated hereby.  Neither the Company or its Affiliates nor any of their Representatives, nor to the knowledge of the Company, any of the Sellers or their Representatives, has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate Purchaser, the Company, the Surviving Corporation or any of their respective subsidiaries to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

2.26                           Full Disclosure.  All instruments, agreements and other documents delivered or to be delivered, or made available, to Purchaser pursuant to this Agreement are complete and correct in all material respects.  No representation or warranty made with respect to the Company or its Subsidiaries in this Article II or the Disclosure Schedule contains or will contain as of the Closing Date any untrue statement of a material fact or omits or will omit to state as of the Closing Date a material fact required to be stated herein or therein necessary to make the statements with respect to the Company or its Subsidiaries in this Article II and the Disclosure Schedule, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub each represent and warrant to the Company as follows:

3.1                                 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing in the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the State of California.  Merger Sub is a corporation duly organized, validly existing and in good standing in the State of Delaware.  Purchaser has the requisite power as a corporation to own, use or lease its properties and to carry on its business as it is now being conducted.  Purchaser is not in default in any material respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

3.2                                 Authority Relative to this Agreement.  Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Purchaser have been duly and validly authorized by the Board of Directors of Purchaser and no other proceedings on the part of Purchaser or its stockholders are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Merger Sub have been duly and validly authorized by the Board of Directors of Merger Sub, and no other proceedings on the part of Merger Sub or its stockholders are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.

3.3                                 Consent and Approvals; No Violation.  The execution and delivery of this Agreement by Purchaser and Merger Sub, the consummation of the transactions contemplated hereby or the performance by Purchaser and Merger Sub of their respective obligations hereunder will not:

(a)                                  conflict with any provision of the certificate of incorporation or bylaws of Purchaser, or any provision of the certificate of incorporation or bylaws of Merger Sub;

(b)                                 require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Governmental Filings, including but not limited to any HSR Filings, and (ii) where the failure to obtain such consents, approvals, authorizations or permits or the failure to make such filings or notifications would not reasonably be expected to have a material adverse effect on the financial condition, business, properties or results of operations of Purchaser and its subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated hereby;

(c)                                  except as disclosed to the Company in writing by Purchaser, conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained (or will be obtained prior to the Closing Date) or which, in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition, business, properties, or results of operations of Purchaser and its subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated hereby; or

(d)                                 conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser or Merger Sub, in such a manner as to reasonably be expected to result in a material adverse effect on the financial condition, business, properties or results of operations of Purchaser and its subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated hereby.

3.4                                 No Brokers or Finders.  No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, Purchaser or Merger Sub, or any of their respective Subsidiaries or Representatives, in connection with this Agreement or the transactions contemplated hereby.  Neither Purchaser nor Merger Sub, nor any of their respective Affiliates or Representatives, has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate Purchaser, Merger Sub or the Surviving Corporation or any of their respective subsidiaries to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.5                                 Full Disclosure.  All instruments, agreements and other documents delivered or to be delivered, or made available, to the Company pursuant to this Agreement are complete and correct in all material respects.  No representation or warranty made with respect to Purchaser or Merger Sub in this Article III contains or will contain as of the Closing Date any untrue statement of a material fact or omits or will omit to state as of the Closing Date a material fact required to be stated herein or therein necessary to make the statements with respect to Purchaser or Merger Sub in this Article III, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

CONDUCT OF BUSINESS BY THE
COMPANY AND ITS SUBSIDIARIES PRIOR TO CLOSING

Except as expressly contemplated by this Agreement (including the exercise of Stock Options and the exercise of Warrants pursuant to Section 1.10(b)), or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement until the

Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, the Company and its Subsidiaries shall conduct their respective businesses and operations as follows:

4.1                                 Ordinary Course.  The Company and its Subsidiaries shall:

(a)                                  carry on the their respective operations in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted;

(b)                                 use all commercially reasonable efforts consistent with past practice and policies to preserve intact each of the Company’s and its Subsidiaries’ present business organizations;

(c)                                  keep available the services of the Company’s and its Subsidiaries’ present officers and key employees (other than employees terminated for cause);

(d)                                 preserve the Company’s and its Subsidiaries’ relationships with suppliers, lessors, lessees and others having business dealings with the Company or its Subsidiaries, to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing Date; and

(e)                                  not change their accounting principles or practices.

4.2                                 Dividends; Changes in Capital Stock.  The Company shall not:

(a)                                  declare or pay any dividends on or make other distributions in respect of its Capital Stock;

(b)                                 split, combine or reclassify any shares of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock; or

(c)                                  otherwise change its capitalization.

4.3                                 Issuance or Repurchase of Securities.  Except as set forth in Schedule 4.3, the Company shall not issue, grant, pledge, deliver or sell or authorize or propose the issuance, grant, pledge, delivery or sale of, or repurchase or propose the repurchase of, any of its Capital Stock, including any stock options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such Capital Stock.  None of the Company’s Subsidiaries shall issue, grant, pledge, deliver or sell or authorize or propose the issuance, grant, pledge, delivery or sale of, or repurchase or propose the repurchase of, any of their respective capital stock, including any stock options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such Subsidiary’s capital stock.

4.4                                 Governing Documents.  Except as set forth in Schedule 4.4, the Company shall not propose or adopt any amendment to its Amended and Restated Certificate or Bylaws.  Each of the Subsidiaries shall not propose or adopt any amendment to its charter documents.

4.5                                 No Acquisitions.  Neither the Company nor any of its Subsidiaries shall:

(a)                                  acquire or agree to acquire by merging or consolidating with, or by purchasing the capital stock or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any capital or other assets; or

(b)                                 otherwise make or acquire any investment in any other Person.

4.6                                 Indebtedness.  Neither the Company nor any of its Subsidiaries shall incur, become subject to, or agree to incur or become subject to any Liability, except for current Liabilities incurred under Contracts entered into in the ordinary course of business consistent with prior practice.  Neither the Company nor its Subsidiaries shall enter into any material lease or extension of any material lease with respect to any real or personal property or issue or sell, or guaranty the repayment of, any indebtedness.

4.7                                 Employees.  Except as required by applicable law or for normal increases in compensation and benefits to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing Benefit Plans (as expressly stated therein), neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, and shall not enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, employees agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, in each case whether contingent on consummation of the transactions contemplated by this Agreement or otherwise.  No key employee, including each of the Key Employees, has terminated, or has given any notice to the Company or any of its Subsidiaries relating to the termination of, its employment with the Company or any of its Subsidiaries.

4.8                                 Benefit Plans.  Except as required by applicable law, neither the Company nor any of its Subsidiaries shall:

(a)                                  pay, agree to pay or make any accrual or arrangement for payment pursuant to any existing Benefit Plan to any officer, director or employee, except in the ordinary course of business and consistent with past practice; or

(b)                                 pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days; or

(c)                                  amend in any material respect any Benefit Plan.

4.9                                 Cash Distribution.  Prior to the Closing Date, the Company and its Subsidiaries may cause cash and cash equivalents held by the Company and its Subsidiaries in an amount up to $9,500,000 to be distributed to the holders of Capital Stock on the date of such distribution in the manner provided in the Amended and Restated Certificate; provided, however, that the Company must at all times maintain at least a sufficient amount of cash and cash equivalents in the Company to ensure that (a) the Company has sufficient resources and cash reserves to operate in the ordinary course of business, and (b) the Closing Cash Balance is at least equal to the sum of (i) $2,500,000, plus (ii) the aggregate exercise price paid in cash to the Company for the exercise of Stock Options after the date of this Agreement and prior to the Effective Time, plus (iii) the aggregate purchase price paid in cash to the Company for the purchase of shares subject to Warrants after the date of this Agreement and prior to the Effective Time.

4.10                           Additional Matters.  Except as required under this Agreement, or as set forth in Schedule 4.10, neither the Company nor any of its Subsidiaries shall:

(a)                                  enter into, amend, assign, renew, renegotiate or terminate any Material Contracts or other Contracts which, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(b)                                 delay or postpone the payment of any accounts payable, payments on any Taxes or any other customary expenses;

(c)                                  discharge or satisfy any Encumbrance or payment of any Liability other than current Liabilities in the ordinary course of business consistent with past practice;

(d)                                 cancel or agree to cancel any material debts or claims;

(e)                                  waive or relinquish any rights of substantial value;

(f)                                    otherwise make any material change in the conduct of the business or operations of the Company or its Subsidiaries;

(g)                                 sell, lease or otherwise dispose of any assets;

(h)                                 purchase, lease or otherwise acquire any material assets;

(i)                                     settle any litigation or other claims;

(j)                                     sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy, or otherwise dispose of or encumber the Company Intellectual Property in any manner or assert or threaten to assert the Company Intellectual Property against any Third Party;

(k)                                  make, revoke or amend any Tax election, execute any waiver of restrictions on assessment or collection of any Tax, or enter into or amend any agreement or settlement with any Tax authority; or

(l)                                     take or agree to take any action prohibited by this Article IV or take or agree to take any action or fail to take any reasonable action which would knowingly result in or would be reasonably be expected to result in (i) a Material Adverse Effect, (ii) any of the representations and warranties of the Company and its Subsidiaries set forth in Article II to be untrue or incorrect in any respect, or (iii) any of the conditions to Closing set forth herein not being satisfied.

ARTICLE V

ADDITIONAL COVENANTS

5.1                                 Access to Information.

Between the date of this Agreement and the Closing Date, or the earlier termination of this Agreement pursuant to Section 7.1, the Company and its Subsidiaries, subject to any limitation of applicable law, including under the HSR Act, shall:

(a)                                  give Purchaser and its Representatives reasonable access during normal business hours to all offices and other facilities and to all Contracts, internal reports, data processing files and records, federal, state, local and foreign Tax returns and records, commitments, books and affairs of the Company and its Subsidiaries, whether located on the premises of the office facilities for the Company, its Subsidiaries or at another location;

(b)                                 permit Purchaser and its Representatives to make such inspections as it may require;

(c)                                  cause their officers to furnish Purchaser with such financial, operating, technical and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser from time to time may request, including without limitation financial statements and schedules;

(d)                                 cause their officers to deliver to Purchaser the minute books and stock ledgers of the Company and its Subsidiaries; and

(e)                                  assist and cooperate with Purchaser in the development of integration plans for implementation by Purchaser following the Closing Date;

provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein.

Notwithstanding the foregoing, the Company shall not provide Purchaser or its Representatives access to the premises of the Company’s Subsidiary located in Israel or disclose to Purchaser any of the Company’s or its Subsidiaries’ unpublished patent applications, until Purchaser provides written notice to the Company that Purchaser desires to receive or conduct such further due diligence investigation.  After receipt of such written notice, the Company shall provide Purchaser with such access and disclose such materials.  The date of the earlier of (i) the Company’s disclosure of any of the Company’s or its Subsidiaries’ unpublished patent applications and (ii) the inspection by Purchaser and its representatives of the premises of the Company’s Subsidiary in Israel, is referred to herein as the “Additional Due Diligence Date.”

5.2                                 Governmental Filings.

(a)                                  Each of Purchaser, Merger Sub and the Company shall use all commercially reasonable efforts to, as promptly as practicable, make all filings with Governmental Filings necessary under any applicable federal, state, local and foreign laws and obtain any required regulatory approvals, clearances or expirations of waiting periods, including under the HSR Act, in connection with the transactions contemplated by this Agreement (collectively, the “Governmental Filings”).  Each party shall use commercially reasonable efforts, and cause its counsel to use its commercially reasonable efforts, to cooperate with the other parties in preparing their respective Governmental Filings and in obtaining all required regulatory approvals, clearances and expirations of waiting periods.  Notwithstanding any other provision in this Agreement, any HSR fees to be paid in connection with HSR Filings (excluding attorneys’ fees relating to the preparation of the HSR Filings) shall be borne by Purchaser and Merger Sub.  Each party shall bear the cost of its own attorneys’ fees in connection with the preparation and filing of any HSR Filings.

(b)                                 From the date hereof until the earlier termination of this Agreement or the Closing Date, each party shall furnish promptly to each other party a copy of all filings made by such party or its Affiliates with any Governmental Authority in connection with the transactions contemplated by this Agreement and all written communications received from such Governmental Authorities related thereto or to the transactions contemplated hereby.

5.3                                 Certain Defaults; Notices.  The Company will give prompt notice to Purchaser of:

(a)                                  any material breach of any covenants by the Company or its Subsidiaries hereunder;

(b)                                 any inaccuracy in the representations or warranties of the Company or its Subsidiaries set forth in this Agreement (including the Disclosure Schedule);

(c)                                  any event or development that would reasonably be expected to prevent any Closing condition under Article VI from being met;

(d)                                 any notice of default received by it subsequent to the date of this Agreement and prior to the Closing Date under any instrument or Contract to which the Company is a party or by which it is bound, which default would, if not remedied, result in a Material Adverse Effect or which would render materially incomplete or untrue any representation or warranty made herein; and

(e)                                  any suit, action or proceeding instituted or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Closing Date which, if adversely determined, would have a Material Adverse Effect or which would render materially incorrect any representation made herein.

5.4                                 Confidentiality; Communications.

(a)                                  Each party to this Agreement agrees that it will not use to the detriment of the disclosing party or disclose to any Third Party any confidential or proprietary information of any other party, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, or (ii) was within the receiving party’s possession prior to its first being furnished to it.  Each party may disclose the confidential information of another party to such party’s Representatives, who shall not use such information except for the purposes contemplated hereby, and who shall maintain the confidentiality of such information, provided however, that each party shall be responsible for any breach of this Section 5.4 by its Representatives.

(b)                                 In the event that any party or any of its Representatives are requested or required to disclose any of the confidential information of another party, it shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy.  If, in the absence of a protective order or other remedy, the receiving party or any of its Representatives are nonetheless, in the opinion of its outside counsel, legally compelled to disclose such confidential information to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, the receiving party or its Representative may, without liability hereunder, disclose to such Governmental Authority only that portion of such confidential information which such counsel advises is legally required to be disclosed.

(c)                                  If the transactions contemplated by this Agreement are not consummated for any reason, each party shall return or destroy all Contracts, and other documents, work papers and other materials provided to it in the course of its investigations and negotiations in connection with this Agreement or based on any confidential information of another party, and shall use commercially reasonable efforts to cause its Representatives to return or destroy all such items.

(d)                                 Each party agrees that, without the prior written consent of the other parties, it and its Representatives will not disclose to any Third Party the fact that discussions or negotiations are taking place concerning the transaction contemplated hereby or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided, that each party (or its Affiliates) may make such disclosure if it has been advised by its outside counsel that such disclosure must be made by it in order not to commit a violation of law, or to comply with the requirements of the New York Stock Exchange, Inc.

(e)                                  Subject to their respective legal obligations (including requirements of the New York Stock Exchange and Governmental Authorities), until the Closing Date, the parties shall consult with each other, and use reasonable efforts to agree upon, the text of any public statements with respect to the transactions contemplated by this Agreement.

(f)                                    Notwithstanding anything to the contrary in this Agreement and any other agreement entered into by the parties, any party to this Agreement (and their Representatives) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transaction.  Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

5.5                                 Expenses.  Except as expressly set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.  All costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid prior to the Closing Date.

5.6                                 Additional Actions.

(a)                                  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.  Such obligation shall include without limitation (i) the Company’s obligation to call a stockholders’ meeting or obtain the written consents of its stockholders, and (ii) such efforts of each of the parties, prior to the Closing Date, to timely obtain any required consents with respect to, or novations of, any Contracts of the Company in effect prior to the Closing Date.

(b)                                 With respect to the annual period ended December 31, 2003, the Company shall provide to Purchaser, on or prior to January 15, 2004, true and complete copies of the statement of consolidated financial position of the Company and its Subsidiaries, which statement presents fairly the consolidated financial position of the Company and its Subsidiaries as of the end of such annual period, in conformity with GAAP without requiring an audit, and which statement shall be prepared in the same manner and consistent with the 2002 Financial Statements and in compliance with Section 2.6.  Notwithstanding the previous sentence, with respect to each quarterly or annual period ending prior to the earlier of termination of this Agreement or the Closing Date, including the fiscal year ended December 31, 2003, the Company shall provide to Purchaser, within 45 days following the end of each such period, true and complete copies of the consolidated financial statements of the Company and its Subsidiaries which present fairly the consolidated financial position of the Company and its Subsidiaries as of the end of such period and the consolidated results of operations and cash flows for such period in conformity with GAAP, which financial statements shall be prepared in the same manner and consistent with the 2002 Financial Statements or Interim Financial Statements, as applicable, and in compliance with Section 2.6.

5.7                                 Third-Party Offers.

(a)                                  From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Section 7.1, the Company, its Affiliates and their respective Representatives shall immediately cease any discussions or negotiations with any Person, individually or collectively, other than Purchaser or Merger Sub (a “Third Party”), with respect to any Third-Party Acquisition, and none of the Company, its Subsidiaries nor any of their Affiliates or Representatives shall directly or indirectly, solicit or initiate any inquiries, discussions or negotiations with or provide any information or access to any Third Party concerning any potential Third-Party Acquisition.  The Company shall promptly communicate to Purchaser the existence or occurrence and the terms and conditions of any potential Third-Party

Acquisition or inquiry from or contact by a Third Party related to any potential Third-Party Acquisition that the Company or any of its Affiliates or Representatives receive in respect of such a proposed transaction, and the identity of the Person from whom such proposal or contact was received.

(b)                                 The Company represents and warrants to Purchaser that (i) the Company, its Subsidiaries and their respective Affiliates and Representatives, have terminated any and all existing discussions with Third Parties relating to a Third-Party Acquisition, and (ii) the Company and its Subsidiaries have instructed their respective Representatives to terminate all discussions relating to a Third-Party Acquisition.

5.8                                 Stockholder Approval; Superior Proposals.

(a)                                  The Company shall take all action and provide all information necessary in accordance with the DGCL and its Amended and Restated Certificate and Bylaws necessary to adopt and approve this Agreement and the transactions contemplated hereby by (i) duly calling, giving notice of, convening, and holding a meeting of its stockholders as promptly as practicable, or (ii) obtaining, as promptly as practicable, the written consents of its stockholders.  The approval required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Amended and Restated Certificate and Bylaws.  The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated hereby, subject to the provisions of Section 5.8(b) and their fiduciary duties to stockholders under applicable law.

(b)                                 Except as set forth in this Section 5.8(b), the Company’s Board of Directors shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause or permit the Company to enter into any Contract with respect to, any Third Party Acquisition.  If the Company’s Board of Directors by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it may be required to do so in order to comply with its fiduciary duties, the Company’s Board of Directors may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing written notice to Purchaser (a “Notice of Superior Proposal”) advising Purchaser that the Company’s Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and stating that the Company intends to approve or recommend such Superior Proposal in accordance with this Section 5.8(b); and (ii) if Purchaser does not, within 10 Business Days of Purchaser’s receipt of the Notice of Superior Proposal, make an offer that the Company’s Board of Directors, by a majority vote, determines in its good faith judgment to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.1 and the Company has paid all amounts due to Purchaser under Section 7.3.

5.9                                 Milestones.  Purchaser shall exercise commercially reasonable efforts and cause the Surviving Corporation to exercise commercially reasonable efforts to achieve each of the

Milestones.  Such efforts shall include, without limitation, the provision of commercially reasonable resources, both personnel and financial, to support the achievement of each such Milestone.

5.10                           Certain Indemnification.

(a)                                  From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, keep in effect provisions in its certificate of incorporation providing for exculpation of director liability and indemnification of directors and officers at least to the extent that such persons are entitled thereto under the Amended and Restated Certificate and Bylaws of the Company on the date hereof, subject to Delaware law, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company (each, an “Indemnified Director or Officer”) in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

(b)                                 Any Indemnified Director or Officer wishing to claim indemnification under this Section 5.10 shall notify the Surviving Corporation promptly upon learning of any such claim, action, suit, proceeding or investigation (but failure to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.10 except to the extent such failure prejudices such party).

(c)                                  The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Director or Officer and his or her heirs and representatives.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF
THE PARTIES

6.1                                 Conditions to the Obligations of Purchaser, Merger Sub and the Company.  The respective obligations of each party hereto to consummate the Merger and all other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such party:

(a)                                  Governmental Approvals.  All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, including any waiting period (and any extensions thereof) under the HSR Act, imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b)                                 Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall have been issued by any Governmental Authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Purchaser, Merger Sub or the Company if the Merger or any other transaction contemplated by this Agreement is consummated, shall be pending which, in the good faith judgment of the Board of Directors of Purchaser or the Company (acting upon advice of their respective counsel) has a reasonable probability of resulting in such order, injunction or substantial damages.  In the event any such order or injunction shall have been issued, each party agrees to use all commercially reasonable efforts to have any such injunction lifted.

(c)                                  Statutes.  No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the Merger or any other transaction contemplated by this Agreement illegal.

6.2                                 Further Conditions to the Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Purchaser in writing:

(a)                                  Representations and Warranties; Company Compliance Certificate.

(i)                                     The representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (without regard to any amendments or supplements to the Disclosure Schedule) as though made at and as of the Closing Date (except to the extent that such representation or warranty specifically relates to an earlier date, in which case, such representation or warranty shall be true and correct as of such earlier date);

(ii)                                  Purchaser shall have received (A) a certificate (the “Company Compliance Certificate”) dated the date of the Closing, certifying as to the fulfillment of the conditions set forth in Sections 6.2(a)(i), 6.2(b), 6.2(d), 6.2(e) and 6.2(g), signed by both the chief executive officer and chief financial officer of the Company.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date.

(c)                                  Opinion of Company Counsel.  Purchaser shall have received an opinion dated the Closing Date of Morea & Schwartz, counsel to the Company, in substantially the form of Exhibit B hereto.

(d)                                 No Litigation.  There shall not have been instituted and be continuing or threatened against the Company or its Subsidiaries any claim, action or proceeding the result of which, has had or could reasonably be expected to have a Material Adverse Effect.

(e)                                  No Material Adverse Effect.  There shall not have been any Material Adverse Effect and there shall not have been any development or event that reasonably would be expected to have a Material Adverse Effect.

(f)                                    Appraisal Rights.  The holders of less than 5% of the total outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) shall have validly delivered a written demand for appraisal rights with respect thereto, and shall not have failed to perfect or lost such rights, all in accordance with Section 262 of the DGCL.

(g)                                 Third-Party Approvals.  Any and all consents required from any Third Party relating to Material Contracts shall have been obtained and delivered to Purchaser.

(h)                                 Stockholder Approval.  This Agreement and the Merger shall have been adopted and approved by the requisite Stockholder Approval.

(i)                                     Employment Agreements.  Each of the Key Employees shall have executed and delivered to Purchaser an employment agreement with the Surviving Corporation substantially in the form attached hereto as Exhibit C (each, an “Employment Agreement,” and collectively, the “Employment Agreements”), which Employment Agreements shall also provide for the termination of any previous employment agreements or compensation arrangements between the Company or its Subsidiaries and such individuals.

(j)                                     Diligence.  Purchaser shall have completed its due diligence investigation of the Company and its Subsidiaries, and the results thereof shall be satisfactory to Purchaser in its sole discretion.

(k)                                  Non-Competition Agreement.  The Company shall have delivered to Purchaser an executed Non-Competition Agreement, in substantially the form attached hereto as Exhibit D, delivered and executed by each of the Key Employees.

(l)                                     Exercise of Stock Options and Warrants; Termination of Stock Option Plan and Warrant Agreements.  The Company shall have taken all action necessary to provide for an exercise period after the date hereof with respect to all outstanding Stock Options and Warrants and shall have terminated at least three Business Days prior to the Effective Time any such period during which holders of Stock Options and Warrants have the right to exercise their Stock Options or Warrants.  At the Effective Time, there shall be no Stock Options or Warrants outstanding.  Prior to the Closing Date, the Company shall have taken all actions necessary to terminate the Stock Option Plan and the Warrant Agreements, effective as of the Effective Time.

(m)                               Closing Capitalization Certificate.  At least 2 Business Days prior to the Closing Date, the Company shall have delivered to Purchaser Schedule 6.2(m), certified by the Company’s chief executive officer and chief financial officer, setting forth the capitalization of the Company and the Company’s calculation as of the Closing Date, after giving effect to any Stock Options or Warrants exercised, the Common Stock Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration, and each Seller’s Pro Rata Share.

(n)                                 Closing Cash Balance Certificate.  On the Closing Date, the Company shall have delivered to Purchaser a statement, certified by the Company’s chief executive officer and chief financial officer, setting forth the Closing Cash Balance, and on such statement the Company’s chief executive officer and chief financial officer shall further certify that the Company has paid all expenses and costs pursuant to Section 5.5 prior to the Closing Date.

6.3                                 Further Conditions to the Obligations of the Company.  The obligations of the Company set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by the Company in writing:

(a)                                  Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representation or warranty specifically relates to an earlier date, in which case, such representation or warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed by an authorized officer of Purchaser and Merger Sub certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and (b) (“Purchaser Compliance Certificate”).

(b)                                 Performance of Obligations of Purchaser and Merger Sub.  Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement prior to the Closing Date.

(c)                                  Third-Party Approvals.  Any and all consents required by Purchaser from Third Parties in order to consummate the transactions contemplated hereby shall have been obtained.

(d)                                 Employment Agreements.  Purchaser shall have executed and delivered to the Key Employees an employment agreement with the Surviving Corporation substantially in the form attached hereto as Exhibit C.

(e)                                  Non-Competition Agreement.  Purchaser shall have delivered to the other parties thereto an executed Non-Competition Agreement, in substantially the form attached hereto as Exhibit D.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing Date (whether before or after Stockholder Approval):

(a)                                  By Mutual Consent.  By mutual consent of Purchaser, Merger Sub and the Company, as authorized, by their respective Boards of Directors;

(b)                                 By Purchaser or the Company.  By either Purchaser or the Company, upon notice to the other parties:

(i)                                     if the transactions contemplated by this Agreement shall not have been consummated on or before February 15, 2004; provided, however, that such date shall be automatically extended to the extent that the basis for failing to consummate such transactions under this Section 7.1(b)(i) arises from an event or circumstance that is beyond the control of, and was not facilitated by, Purchaser or Merger Sub; provided further, however, that the failure of the transactions to be consummated by February 15, 2004 (or any extension of such date pursuant to this Section 7.1(b)(i)) is not caused by any breach of this Agreement by the party seeking such termination;

(ii)                                  if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of any other transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and not appealable, provided that noncompliance of this Agreement by the party seeking such termination shall not have been the proximate cause for the issuance of such order, decree, ruling or other action; or

(iii)                               if any statute, rule or regulation is enacted or promulgated by any Governmental Authority which makes the Merger or the consummation of any other transaction contemplated by this Agreement illegal.

(c)                                  By Purchaser.  By Purchaser (i) if a material default under or a material breach of this Agreement by the Company shall have occurred and be continuing 30 days after receipt of written notice thereof from Purchaser and Purchaser or Merger Sub are not in material breach of their obligations under this Agreement; (ii) if Purchaser determines in its sole discretion, upon completion of its due diligence investigation of the Company and its Subsidiaries not to consummate the transactions contemplated by this Agreement; (iii) subject to Section 7.3, if the Company or its Representatives enter into or begin discussions to enter into an agreement providing for, or authorizes or consummates, a Superior Proposal, or if the Company’s Board of Directors withdraws or materially weakens its recommendation to the stockholders relating to adoption and approval of this Agreement and the transactions contemplated hereby; or (iv) if the Company fails to seek or use its best efforts to call a stockholder meeting or fails to obtain the requisite Stockholder Approval on or before January 30, 2004.

(d)                                 By the Company.  By the Company, if a material default under or a material breach of this Agreement by Purchaser or Merger Sub shall have occurred and be continuing 30 days after receipt of notice thereof from the Company, and the Company is not in material breach of its obligations under this Agreement.

Any action taken to terminate this Agreement pursuant to this Section 7.1 shall become effective when notice of such termination is delivered by the terminating party to the other parties in accordance with the provisions of Section 10.1 below.

7.2                                 Effect of Termination.  In the event of termination of this Agreement by Purchaser, Merger Sub or the Company as provided in Section 7.1 above, except as set forth in Section 7.3, there will be no further Liability on the part of Purchaser, Merger Sub or the Company, or their respective Representatives, and all further obligations of the parties under this

Agreement will terminate, except that Sections 5.4, 5.5, 7.3 and 10.1 of this Agreement will survive.

7.3                                 Fees and Expenses.

(a)                                  If this Agreement is terminated pursuant to Sections 7.1(c)(i), 7.1(c)(iii) or 7.1(c)(iv), Purchaser will suffer direct and substantial damages.  To compensate Purchaser for such damages, the Company shall pay to Purchaser the amount of $5,000,000 immediately upon termination by Purchaser pursuant to Sections 7.1(c)(i), 7.1(c)(iii) or 7.1(c)(iv).  It is specifically agreed that the amount to be paid to Purchaser pursuant to this Section 7.3 represents compensation for Purchaser’s damages and is not a penalty.  The Company, its Subsidiaries and their respective Affiliates and Representatives hereby waive any right to set-off or counterclaim against such amount.

(b)                                 If this Agreement is terminated after the Additional Due Diligence Date pursuant to Sections 7.1(c)(ii) or Section 7.1(d), the Company will suffer direct and substantial damages.  To compensate the Company for such damages, Purchaser shall pay to the Company the amount of $12,500,000, immediately upon termination by the Company pursuant to Sections 7.1(c)(ii) or Section 7.1(d) after the Additional Due Diligence Date.  It is specifically agreed that any amount to be paid to the Company pursuant to this Section 7.3 represents compensation for the Company’s damages and is not a penalty.  Purchaser, Merger Sub and their respective Affiliates and Representatives hereby waive any right to set-off or counterclaim against such amount.

7.4                                 Amendment.  This Agreement (including the Disclosure Schedule) may not be amended or modified except by an instrument in writing signed by the Company, Purchaser and Merger Sub.

7.5                                 Extension; Waiver.

(a)                                  At any time prior to the Closing Date, to the extent legally allowed, any party hereto (i) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (ii) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument.

(b)                                 No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced.  The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach.

(c)                                  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.  The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1                                 Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall survive for three years following the Closing Date or the date of termination of this Agreement, as applicable, and any party seeking indemnification must notify, in writing, the party or parties from which it is seeking indemnification of a claim for Losses and specify the factual basis of that claim in reasonable detail to the extent then known by such party.

8.2                                 Indemnification.

(a)                                  Indemnification by the Company.  Subject to the other subsections of this Section 8.2, Purchaser and each of its Affiliates and their Representatives shall be indemnified and held harmless from and against any and all Losses incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

(i)                                     the breach of any of the representations or warranties made by the Company in this Agreement;

(ii)                                  the breach or the failure of performance by the Company of any of the covenants, promises or agreements that any of them is to perform under this Agreement;

(iii)                               the payment of any Taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing Date (except such Taxes, if any, that are adequately reserved against in the Financial Statements excluding, however, any reserve for deferred Taxes established to reflect timing differences between book and Tax income), by any Governmental Authority upon the Business, assets or employees or independent contractors of the Company or otherwise resulting from or relating to the respective businesses or operations of the Company on or prior to the Closing Date or any of their respective properties or assets as they existed as of or any time on or prior to the Closing Date and the transactions contemplated by this Agreement;

(iv)                              the existence prior to the Closing Date of any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law (“Hazardous Materials”) upon, about or beneath any property of the Company or migrating or threatening to migrate from any of such properties, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Laws arose prior to the present ownership or operation of such properties by the Company; or

(v)                                 the death of or injury to any Person or damage to property that occurred prior to the Closing Date and arose out of or in connection with the Business or operations of the Company (whether asserted, discovered or established before or after the Closing Date).

The express written waiver by Purchaser of any condition set forth in Section 6.2 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of Purchaser or any other indemnified Person to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant, and obligation.

(b)                                 Indemnification by Purchaser.  Subject to the other subsections of this Section 8.2, the Company and each of its Affiliates and their Representatives shall be indemnified and held harmless from and against any and all Losses incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

(i)                                     the breach of any of the representations or warranties made by Purchaser or Merger Sub in this Agreement; or

(ii)                                  the breach or the failure of performance by Purchaser or Merger Sub of any of the covenants, promises or agreements that either of them is to perform under this Agreement.

(c)                                  Limitations on Indemnification.  Notwithstanding any provision of this Agreement to the contrary, no indemnifying party shall have any obligation to indemnify any Person entitled to indemnity under this Section 8.2 unless the Persons so entitled to indemnity thereunder have suffered Losses in an aggregate amount in excess of $100,000 (the “Threshold”), it being agreed and acknowledged by the parties that for purposes of determining whether the foregoing Threshold has been exceeded in the aggregate, the representations and warranties of the parties contained herein shall not be deemed qualified by any references herein to materiality generally or to whether any such breach results or may result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Once the aggregate amount exceeds the Threshold, the indemnified party shall be entitled to recover the full amount of all Losses, including any amounts which constituted the Threshold.

(d)                                 Indemnity Cap.

(i)                                     In no event will the Liability (for indemnification from Losses or otherwise) with respect to the matters set forth in (A) Section 8.2(a) exceed an amount equal to the amount of earned but unpaid Contingent Payments, or (B) Section 8.2(b) exceed an amount equal to the amount of earned Contingent Payments.

(ii)                                  Purchaser and Merger Sub agree that, except as set forth in Section 7.3, their sole and exclusive remedy for any breach of the representations, warranties or covenants of the Company or any of its Subsidiaries under this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies set forth in this Article VIII, and Purchaser and Merger Sub hereby waive, from and after the Closing, any and all other remedies (other than claims of or causes of action arising from fraud) which may be available at law or equity for any breach or alleged breach of the representations, warranties and covenants of the Company or any of its Subsidiaries contained herein.

(iii)                               The Company on behalf of itself and its Affiliates agrees that, except as set forth in Section 7.3, its sole and exclusive remedy for any breach of the representations, warranties or covenants of Purchaser or Merger Sub under this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies set forth in this Article VIII, and the Company and its Subsidiaries hereby waive, from and after the Closing, any and all other remedies (other than claims of or causes of action arising from fraud) which may be available at law or equity for any breach or alleged breach of the representations, warranties and covenants of Purchaser or Merger Sub contained herein.

8.3                                 Right to Offset.  In addition to any rights of set-off, off-set or other rights that Purchaser may have at common law, by statute or otherwise, Purchaser shall have the option or right to set-off or recoup all or any part of its Losses to which it is entitled under this Agreement as and when they are incurred by notifying the Sellers in writing that Purchaser is reducing the amount owed to the Sellers pursuant to any earned and unpaid Contingent Payments and any other payments owed by the Purchaser or the Surviving Corporation to the Sellers pursuant to this Agreement (excluding any payments required to be made by Purchaser or its Affiliates pursuant to the Employment Agreements).

8.4                                 Claims Upon Contingent Payments; Objections to Claims.

(a)                                  Claims.  In order to make a claim for Losses or offset Losses pursuant to this Article VIII, Purchaser shall deliver to Sellers’ Agent a certificate signed by any authorized officer of Purchaser (an “Officer’s Certificate”):  (i) stating that Purchaser or its Affiliates has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail, to the extent available, the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; (iii) the nature of the Losses to which such item or other payments is related; and (iv) the amount of Losses Purchaser seeks to offset against any Contingent Payments otherwise payable.  Purchaser shall not be estopped by any estimate it may make of the amount of any anticipated or actual Losses claimed in any Officer’s Certificate, or the bases therefor, and Purchaser may submit amendments to any Officer’s Certificate, or additional Officer’s Certificates, in the event that actual or anticipated Losses, or the bases therefor, subsequently change or are determined to be different than represented in an Officer’s Certificate previously delivered.  Purchaser shall not offset any Losses against any Contingent Payments or other payments payable then or in the future until 45 days after the date of delivery of the Officer’s Certificate to the Sellers’ Agent (or at such earlier date as the Sellers’ Agent may authorize).

(b)                                 Objections to Claims.  Purchaser shall be entitled to offset against any Contingent Payments the full amount of Losses claimed in the Officer’s Certificate immediately after the 45 day waiting period specified in Section 8.4(a) expires (or at such earlier date as the Sellers’ Agent may authorize), unless prior to such time the Sellers’ Agent delivers a written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to Purchaser.  The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Sellers’ Agent is not disputing.  Any undisputed Losses immediately shall be offset by Purchaser against any Contingent Payments or other payments and Purchaser shall be entitled to withhold any or all of the Contingent Payments reasonably anticipated to cover disputed or anticipated Losses described in the Officer’s Certificate.  If the Sellers’ Agent does not timely deliver a Notice of Dispute (or such Notice of Dispute does not reasonably describe the basis of the objection), the Sellers’ Agent shall be deemed to have irrevocably approved and consented to the offset of all Losses specified in the Officer’s Certificate (including any anticipated Losses, which will be deemed irrevocably by Sellers’ Agent approved and shall be offset by Purchaser promptly upon their actual incurrence).  Purchaser shall be entitled to rely on and act in accordance with any written or deemed approval and consent of the Sellers’ Agent in immediately offsetting the amount of any Losses claimed in a specific Officer’s Certificate (and in offsetting any Contingent Payments or other payments reasonably anticipated to cover any Losses upon occurrence), even if the Sellers’ Agent subsequently objects to or disputes the nature or amount of Losses.  At such time as the cash payable to cover the amount of Losses exceeds the payments pursuant to the Contingent Payments, all Sellers shall cease to have any rights to receive any further Merger Consideration under this Agreement.

ARTICLE IX

DEFINITIONS

“2002 Financial Statements” has the meaning set forth in Section 2.6.

“AAA” means the American Arbitration Association.

“Action” has the meaning set forth in Section 10.8.

“Additional Due Diligence Date” has the meaning set forth in Section 5.1.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Amended and Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on January 8, 2003.

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1, et seq., as amended from time to time.

“Board of Directors” means the board of directors of Purchaser, Merger Sub, the Company or the Company’s Subsidiaries, as the case may be.

“Benefit Plans” has the meaning set forth in Section 2.9.

“Business” means the business currently conducted by the Company and its Subsidiaries, taken as a whole, which is principally related to percutaneous valve replacement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by law to close or the national securities exchanges in the United States are closed.

“Bylaws” means the Bylaws of the Company, as amended through and in effect on the date hereof.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the Common Stock or other equity securities of the Company or convertible into such Common Stock or other equity securities of the Company, including the Preferred Stock, Stock Options and the Warrants.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificate” means a certificate that immediately prior to the Effective Time represented outstanding shares of Capital Stock.

“Closing” has the meaning set forth in Section 1.6.

“Closing Cash Balance” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Payment” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stock Merger Consideration” has the meaning set forth in Section 1.10(a)(i)(A).

“Company” means Percutaneous Valve Technologies, Inc., a Delaware corporation.

“Company Compliance Certificate” has the meaning set forth in Section 6.1(a)(ii).

“Company Intellectual Property” has the meaning set forth in Section 2.14(a).

“Contract” means any contract, agreement, and other instrument and understanding of any kind, including, without limitation, license agreements, insurance policies, change in control or severance agreements, deferred compensation agreements and employment agreements, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing, in each case, whether written or oral.

“Copyrights” has the meaning set forth in Section 2.14(a).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disclosure Schedule” means the disclosure schedule furnished to Purchaser and counsel for Purchaser on or prior to the date hereof that specifically identifies the relevant subsections of Article II hereof to which disclosure is made or exception is taken and the nature of such disclosure or exception, which disclosures or exceptions shall be deemed to be representations and warranties as if made under Articles II hereof.

“Dissenting Shares” has the meaning set forth in Section 1.13.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Agreements” has the meaning set forth in Section 6.2(i).

“Encumbrance” means any interest, right, title, ownership, entitlement, mortgage, deed of trust, assessment, easement, security interest, claim, pledge, trust (constructive or otherwise), lien (including any judgment and mechanics’ lien, regardless of whether liquidated), option, charge, title defect or objection, encumbrance, adverse claim, preferential arrangement or other restriction or contract of any kind, including, without limitation, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

“Environmental Laws” has the meaning set forth in Section 2.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 2.6.

“First Contingent Payment” has the meaning set forth in Section 1.4(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity, or any subdivision thereof.

“Governmental Filings” has the meaning set forth in Section 5.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filings” mean such filings made by the parties hereto pursuant to the HSR Act.

“Hazardous Materials” has the meaning set forth in Section 8.2(a)(iv).

“Indemnified Director or Officer” has the meaning set forth in Section 5.10.

“Insurance Policies” has the meaning set forth in Section 2.20.

“Intellectual Property” has the meaning set forth in Section 2.14.

“Interim Financial Statements” has the meaning set forth in Section 2.6.

“Key Employee” means each of Stanton Rowe, Stanley Rabinovich and Assaf Bash.

“knowledge” means, with respect to the Company, all matters actually known to any Key Employee, who shall be deemed to have actual knowledge of any matter disclosed in a document or other written or electronic communication in the files or other records of the Company or any of its Subsidiaries.

“Leased Real Property” has the meaning set forth in Section 2.18.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

“Losses” means any and all Liabilities, losses, damages, claims, deficiencies, penalties, Taxes, levies, actions, judgments, settlements, suits and costs, including without limitation, all reasonable legal fees, accountants’ fees, disbursements or expenses in connection with a Loss or Liability.  Losses shall exclude any amount which any party actually receives under any insurance policy which provides coverage for the Liability in question.

“Marks” has the meaning set forth in Section 2.14(a).

“Material Adverse Effect” means a material adverse effect on (i) the business, prospects, condition (financial or otherwise), assets or results of operations of the Company and its

Subsidiaries, taken as a whole, and (ii) the Company’s ability to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 2.13(a).

“Merger” has the meaning set forth in the second recital to this Agreement.

“Merger Consideration” has the meaning set forth in Section 1.3.

“Merger Sub” means Edwards Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser.

“Milestone” has the meaning set forth in Schedule 1.4.

“Minimum Cash Balance” has the meaning set forth in Section 1.5.

“Morea & Schwartz” means Morea & Schwartz, P.C., counsel to the Company.

“Non-Competition Agreement” means those certain Non-Competition Agreements to be entered into as of the Closing Date between Purchaser and each of the Key Employees.

“Notice of Dispute” has the meaning set forth in Section 8.4(b).

“Notice of Superior Proposal” has the meaning set forth in Section 5.8(a).

“Officer’s Certificate” has the meaning set forth in Section 8.4(a).

“Patents” has the meaning set forth in Section 2.14(a).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock of the Company, collectively.

“Pro Rata Share” means, with respect to each Seller, a proportion, (i) the denominator of which shall equal such Seller’s shares of Common Stock at the Effective Time, plus the shares of Common Stock into which such Seller’s Preferred Stock shall be convertible at the Effective Time, and (ii) the numerator of which shall equal the total of all shares of Common Stock and Preferred Stock at the Effective Time (on an as-converted basis).

“Prevailing party” has the meaning set forth in Section 10.8.

“Purchaser” means Edwards Lifesciences Corporation, a Delaware corporation.

“Purchaser Compliance Certificate” has the meaning set forth in Section 6.3(a).

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, investment bank, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Second Contingent Payment” has the meaning set forth in Section 1.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means each Person who is the beneficial owner of Capital Stock at the Effective Time.

“Sellers’ Agent” shall mean Stanton Rowe or any other Person elected to replace him as his successor, as appointed by a vote of more than 50% of the Common Stock and Preferred Stock (on an as-converted basis), notice of which replacement shall be delivered to Purchaser.

“Series A Merger Consideration” has the meaning set forth in Section 1.10(a)(i)(B).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Merger Consideration” has the meaning set forth in Section 1.10(a)(i)(C).

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Shares” means all shares of Common Stock and Preferred Stock outstanding on the Closing Date after the exercise of all Stock Options and Warrants pursuant to Section 1.10(b).

“Stock Option Plan” means that certain option plan of the Company, dated as of September 1, 2000, as amended on January 1, 2001.

“Stock Options” means all options to purchase shares of Common Stock of the Company under the Company’s Stock Option Plan.

“Stockholder Approval” means the requisite approval of holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to approve the Merger and all documents related thereto, as set forth in the Amended and Restated Certificate, Bylaws and pursuant to the DGCL.

“Subsidiary” means each Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Superior Proposal“ means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or freely tradable securities all of the Capital Stock then outstanding or all or substantially all of the assets of the Company, including its Subsidiaries, and otherwise on terms that the Company’s Board of Directors, by a majority vote, determines in its good faith judgment (in consultation with a financial adviser) and after consultation with its outside counsel (i) to be more favorable to the Company’s stockholders than the Merger, and (B) if accepted, would be reasonably capable of being consummated (taking into account among other things, the legal, financial and regulatory aspects of the proposal and the Person making the proposal).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

“Tax Returns” has the meaning set forth in Section 2.11(a).

“Third Contingent Payment” has the meaning set forth in Section 1.4(c).

“Third Party” has the meaning set forth in Section 5.7.

“Third-Party Acquisition” means the acquisition by a Person or group, other than Purchaser or any Affiliate of Purchaser, of 10% or more, in a single transaction or series of transactions, of the capital stock or the assets of the Company or its Subsidiaries, or any successor thereto, or any interest therein, whether by sale or other disposition of capital stock, sale, license, lease or other disposition or transfer of assets, merger or otherwise, or any other similar transaction that would interfere with the transactions contemplated by this Agreement.

“Threshold” has the meaning set forth in Section 8.2(b).

“Trade Secrets” has the meaning set forth in Section 2.14(a).

“Warrant Agreements” means, collectively, (1) the Warrant Agreement issued to Aran R&D (1982) Ltd. by the Company, dated as of December 20, 2000, (2) the Warrant Agreement issued to Aran R&D (1982) Ltd. by the Company, dated as of May 1, 2002, and (3) the Warrant Agreement issued to Secant Medical, LLC by the Company, dated as of December 4, 2003.

“Warrants” means all warrants to purchase shares of Common Stock of the Company under any Warrant Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser or Merger Sub, to:	with a copy to:

	Edwards Lifesciences Corporation One Edwards Way Irvine, CA 92614 Attention: General Counsel FAX: (949) 250-6868	Gibson, Dunn & Crutcher LLP Jamboree Center 4 Park Plaza Irvine, CA 92614 Attention: John M. Williams, Esq. FAX: (949) 451-4220

(b)	if to the Company, to:	with a copy to:

	Percutaneous Valve Technologies, Inc. 2050 Center Avenue, Suite 565 Fort Lee, NJ 07024 Attention: Chief Executive Officer FAX: (201) 363-8903	Morea & Schwartz, P.C. 120 Broadway, Suite 1010 New York, NY 10271 Attention: David Schwartz, Esq. FAX: (212) 608-1309

10.2                           Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated.  Unless the context requires otherwise, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and the word “or” is used in the exclusive sense of

“and/or.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3                           Counterparts.  This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement, it being understood that all parties need not sign the same counterpart.

10.4                           Integration.  This Agreement, including the exhibits, schedules, documents, instruments and other agreements among the parties hereto that are referred to herein (including the Employment Agreements) collectively constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior and contemporaneous oral agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof or thereof.  Each of the parties acknowledges that no other party nor the Representative of any other party has made any promises, agreements, covenants, representations, warranties or other inducements whatsoever, either express or implied, written or oral, concerning the subject matter of this Agreement or the Employment Agreements that is not contained in this Agreements or such Employment Agreements.

10.5                           Governing Law.

(a)                                  This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by, and construed and enforced in accordance with, the laws of the State of California, excluding its rules of conflicts of law.

(b)                                 The parties expressly and irrevocably consent to the exclusive personal jurisdiction and venue of the federal courts sitting within the County of Orange, California, unless no federal subject matter jurisdiction exists, in which case the parties consent to the exclusive jurisdiction and venue in the Superior Court of Orange County, California.  THE PARTIES EXPRESSLY WAIVE ALL DEFENSES OF LACK OF PERSONAL JURISDICTION AND FORUM NON CONVENIENS WITH RESPECT TO THE FEDERAL AND STATE COURTS SITTING WITHIN THE COUNTY OF ORANGE, CALIFORNIA.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY, ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF THE FORM OF ACTION, PROCEEDING OR LITIGATION.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.5.

(d)                                 Only to the extent that there is any controversy or dispute between Purchaser and the Sellers’ Agent relating to the matters set forth in Section 1.4 hereto, resolution of such controversy or dispute shall be determined by binding arbitration in accordance with the Arbitration Act, the rules of practice and procedure for the arbitration of commercial disputes of the AAA, and the “special rules” set forth in this Section 10.5(d).  In the event of any inconsistency, the “special rules” set forth herein shall control.  Judgment upon any arbitration award may be entered in any court having jurisdiction.  The following shall constitute the “special rules” applicable to any arbitration commenced under this Section 10.5(d): (i) the arbitration shall be conducted in the County of Orange, California, and administered by the AAA, who will appoint an arbitrator that is either a lawyer from a national firm or a judge with at least 15 years of experience, in each case experienced in the industry of the Business; (ii) all arbitration hearings will be commenced within 60 days of the demand for arbitration, provided that, the arbitrator shall, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days; and (iii) the costs and expenses of the arbitrator and reasonable costs and expenses of all parties to such arbitration, including without limitation professional fees, shall be borne by the party or parties determined by the arbitrator, who shall, in making such determination, take into account the relative merits of the positions contended by the parties and the good faith efforts of the parties in attempting to settle the matter without resort to arbitration, but the arbitrator shall not take into consideration the relative ability of the parties to pay such fees, costs, and expenses.

10.6                           Assignment.  No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement, nor any of its rights, interests or obligations hereunder, without the prior written consent of the other parties; provided, however, that Purchaser may assign any of its rights and obligations hereunder to any of Purchaser’s Affiliates.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7                           Severability; Validity.  Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction; provided that, in lieu of any such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid, legal and enforceable provision as similar in terms to the invalid, illegal or unenforceable provision as possible, and provided further that, this Agreement as amended (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

10.8                           Attorneys’ Fees.  If any party to this Agreement shall bring any action, suit, arbitration, mediation, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party shall be entitled to recover as part of any such Action, subject to

Section 10.5(d), its attorneys’ fees, all fees and expenses of any arbitrators and of any arbitration proceeding, and costs reasonably and properly incurred, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action.  “Prevailing party” within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party’s payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

10.9                           No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, will confer upon any Person not a party to this Agreement, or the Representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

10.10                     Disclosure Schedule.  Each exception set forth in the Disclosure Schedule, and any other information included in the Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual subsection of this Agreement and shall be deemed to be disclosed solely for purposes of such subsection, except to the extent that disclosure in one subsection of the Disclosure Schedule is specifically referred to in another subsection of the Disclosure Schedule by express cross-reference.

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by officers thereunto duly authorized as of the Effective Date.

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ John H. Kehl, Jr

Name:	John H. Kehl, Jr.

Its:	Corporate Vice President

EDWARDS ACQUISITION, INC.

By:	/s/ John H. Kehl, Jr.

Name:	John H. Kehl, Jr

Its:	Corporate Vice President

PERCUTANEOUS VALVE TECHNOLOGIES, INC.

By:	/s/ Stanton J. Rowe

Name:	Stanton J. Rowe

Its:	President and Chief Executive Officer

SCHEDULES AND EXHIBITS

Schedules
Schedule 1.4	Contingent Payments; Milestone #1, Milestone #2 and Milestone #3
Schedule 2.2	Capitalization as of the Effective Date
Schedule 2.2(c)	Preemptive Rights
Schedule 2.2(d)	Stock Options and Warrants
Schedule 2.4	Subsidiaries
Schedule 2.5	Certain Changes
Schedule 2.6	Financial Statements
Schedule 2.7	Undisclosed Liabilities
Schedule 2.8	Third-Party Consents
Schedule 2.9	Employment Matters
Schedule 2.10	Litigation
Schedule 2.11	Taxes
Schedule 2.13	Contracts
Schedule 2.14(b)	Company Intellectual Property
Schedule 2.14(c)	Trade Secrets
Schedule 2.14(d)	Encumbrances on Company Intellectual Property
Schedule 2.14(e)	Claims Against Company Intellectual Property
Schedule 2.14(f)(1)	Intellectual Property Contracts
Schedule 2.14(f)(2)	Licenses
Schedule 2.14(h)	Infringements of Third-Party Intellectual Property
Schedule 2.14(j)	Interests of Persons in Company Intellectual Property
Schedule 2.15	Marketing
Schedule 2.16	Related Party Transactions
Schedule 2.18	Leased Real Property
Schedule 2.20	Insurance Policies
Schedule 6.2(m)	Capitalization as of the Closing Date

Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Opinion of Counsel for the Company
Exhibit C	Form of Employment Agreement
Exhibit D	Form Non-Competition Agreement